Exhibit 99.1

PTGi Board Declares Special Dividend of $0.50 per Share

MCLEAN, VA – (MARKET WIRE) – December 11, 2012 – Primus Telecommunications Group, Incorporated (“PTGi”) (NYSE: PTGI), a global facilities-based integrated provider of advanced telecommunications products and services, announced today that its Board of Directors has approved a special cash dividend of $0.50 per share on all issued and outstanding PTGi common stock. The special cash dividend will be paid on December 28, 2012 to holders of record of PTGi common stock as of December 21, 2012. The ex-dividend date for this special dividend is December 19, 2012.

Peter D. Aquino, Chairman and Chief Executive Officer of PTGi, stated, “In light of our progress on outstanding items, such as our recent work on the working capital settlement concerning our divesture of our Australian business segment and our consistent positive free cash flow profile, we are now able to offer shareholders an additional $0.50 a share in the form of a dividend while staying on track with our financial and operational objectives.”

About PTGi

PTGi (Primus Telecommunications Group, Incorporated) is a leading provider of advanced communication solutions, including, traditional and IP voice, data, mobile services, broadband Internet, colocation, hosting, and outsourced managed services to business and residential customers in the United States and Canada. PTGi is also one of the leading international wholesale service providers to fixed and mobile network operators worldwide. PTGi owns and operates its own global network of next-generation IP soft switches, media gateways, hosted IP/SIP platforms, broadband infrastructure, fiber capacity, and data centers located in Canada. Founded in 1994, PTGi is headquartered in McLean, Virginia.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (SEC). All statements, other than statements of historical fact, included herein that address activities, events or developments that PTGi expects, believes or anticipates will or may occur in the future, statements regarding PTGi’s beliefs, expectations, prospects and strategic plans and statements regarding the potential for future transactions, are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially including, among other things, those outlined in our filings with the SEC, including PTGi’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q on file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. PTGi does not undertake any obligation to update or revise its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

Investor Contact:

PTGi

Richard Ramlall, SVP Corporate Development and Chief Communications Officer

703-748-8050

ir@ptgi.com

Lippert/Heilshorn & Assoc., Inc.

Carolyn Capaccio, Vice President

212-838-3777

ccapaccio@lhai.com